EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 11, 2012, with respect to the statement of assets acquired and liabilities assumed by First Federal Bank (a wholly owned subsidiary of First Financial Holdings, Inc.) pursuant to the Purchase and Assumption Agreement dated April 27, 2012, included in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Financial Holdings, Inc. on Forms S-8 (File No. 333-57855, No. 333-67387, No. 333-60038, No. 333-119289, and No. 333-143011) and on Forms S-3 (File No. 333-154722, No. 333-156503, and No. 333-171283).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
July 11, 2012